Platinum Energy Resources Inc.

Offer for Acquisition of Debt and Rights Offering

The following are the terms of an offer by Pacific International Group Holdings LLC ("Pacific") to acquire the outstanding bank debt of Platinum Energy Resources Inc. ("Platinum"), which debt would be repaid using the proceeds of a rights offering to Platinum's shareholders.

- Promptly following the execution hereof by Platinum, Pacific or an affiliate thereof will acquire from the Bank of Texas Platinum's outstanding debt in the amount of approximately $9.5 million (the "Debt"), which Pacific will hold on an interest-free basis.

- As soon as reasonably practicable, but not later than 10 days following the execution hereof, Platinum will make a rights offering to all of its shareholders of rights in the aggregate amount of $10 million.

- Shareholders will participate in the rights offering pro rata to their then current holdings of Platinum's common stock.

- Each right (a "Right") will be exercisable for the purchase of one share of Platinum's common stock at a price of 30 cents per share.

- The Rights will be non-transferable.

- Platinum will use its reasonable best efforts to (1) file with the Securities and Exchange Commission (the "SEC") as promptly as practicable but in any event not later than 30 days following the execution hereof a draft registration statement for the shares of common stock issuable upon exercise of the Rights (the "Registration Statement") and (2) have such Registration Statement declared effective by the SEC as promptly as practicable but in any event not later than 45 days following the filing date.

- The Rights will be exercisable within the 10-day period (the "Exercise Period") following the effectiveness of the Registration Statement.

- Pacific undertakes to exercise all of its Rights. To the extent that other shareholders do not exercise their Rights, only Pacific alone shall have the right, and does hereby undertake, to exercise such Rights, with the result that Platinum can be assured that it will receive proceeds of not less than $10 million.

- Promptly following the expiration of the Exercise Period, Platinum will use the proceeds of the rights offering to repay to Pacific or its affiliate the full outstanding amount of the Debt.

- In the event that Platinum does not complete the rights offering or the issuance of the underlying shares of common stock within 90 days of the execution of the Agreement, Pacific or its affiliate may, at its option, convert the Debt, from time to time thereafter, but before August 1, 2014, in parts or in whole, into shares of common stock at a conversion price of 25 cents per share..

Upon execution by each of Platinum and Pacific, this term sheet will form a binding agreement between the parties hereto. Unless this term sheet is countersigned by Platinum and returned to Pacific by 5:00 p.m. EDT on August 13, 2010, the offer contained herein shall expire and be of no

further force or effect. This term sheet will be governed by, and construed in accordance with, the laws of the State of New York.

Executed this 6th day of August, 2010

PACIFIC INTERNATIONAL GROUP HOLDINGS LLC

By:______________________________
Name: Syd Ghermezian
Title: Manager

Executed this __ day of August, 2010

PLATINUM ENERGY RESOURCES INC.

By:______________________________
Name:
Title: